                                    SBA[LOGO]

                                      NEWS

                              FOR IMMEDIATE RELEASE
                              ---------------------

                     SBA COMMUNICATIONS CORPORATION REPORTS
                          RECORD 4/th/ QUARTER RESULTS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA,
-------------------------------------------------------------------
WEDNESDAY, FEBRUARY 27, 2002
----------------------------

SBA Communications Corporation ("SBA" or the "Company") announced significant increases in revenues and EBITDA for the three months ended December 31, 2001, over the same period in 2000. Total revenues, site development revenue, site leasing revenue and EBITDA for the three months ended December 31, 2001 were all quarterly record amounts.

For the three months ended December 31, 2001, total revenues increased 29.1% to $69.2 million from the fourth quarter of 2000, due to both higher site leasing revenue and site development revenue. Site leasing revenue increased to $30.3 million for the quarter, an 84.0% increase over the fourth quarter of 2000. Site development revenue for the quarter increased 4.7% to $38.9 million from the fourth quarter of 2000. Earnings before interest, taxes, depreciation, amortization and non-cash compensation charges ("EBITDA") for the quarter were $18.9 million, an 82.8% increase over the fourth quarter of 2000. Loss per share was $(.62) for the three months ended December 31, 2001 compared to $(.12) in the 2000 period. In the fourth quarter the Company built 143 towers and acquired 127 towers, ending the year with 3,734 towers in our portfolio. Based on tenant leases executed as of December 31, 2001, same tower revenue and cash flow growth for the trailing twelve months on the 2,390 towers owned as of December 31, 2000 was 24% and 29%, respectively.

"We are very pleased with our operational execution and financial results," commented Jeffrey A. Stoops, SBA's President and Chief Executive Officer. "Over the last couple of years we have had the opportunity to operate the company under both very good and very challenging business conditions, and in all conditions we have enjoyed strong revenue and EBITDA growth. With each passing quarter, we believe the validity of our business model becomes more evident. In the fourth quarter we continued to execute well. We delivered strong total revenue growth, even stronger EBITDA growth, expense control, site leasing and EBITDA margin expansion and solid lease-up of our towers, notwithstanding what continues to be a very challenging business environment. We expect these trends will continue.

"Our wireless carrier customers continue to have a healthy demand for our tower space and services. We believe that demand will continue, even in the current environment, at a pace that will allow us to achieve or exceed our business plan and attain positive free cash flow in early 2003. With our recently announced reduction in new tower development and corresponding cash savings, we are confident that our liquidity and capital resources are more than sufficient to support our business plan."

A conference call has been scheduled for Thursday, February 28, 2002 at 10:00 AM EST to discuss fourth quarter and full year 2001 results and the Company's first quarter 2002 outlook, including the anticipated charge of $30 million to $65 million announced on February 6, 2002. The toll free dial-in number is (888) 423-3280. The name of the conference call is "SBA 4th Quarter and Full Year 2001 Earnings." A replay will be available from February 28, 2002 at 5:00 PM to March 14, 2002 at 11:59 PM. The replay number is (800) 475-6701. The access code is 626362. You may also listen to this conference call via a webcast that can be accessed via the Internet at: www.sbasite.com.
                              ---------------

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 15,000 antenna sites in the United States.

For additional information, please contact Pam Kline, Vice President, Capital Markets, at: (561) 995-7670.

Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including statements regarding (i) the Company's future financial performance, including its expectations regarding its revenues, EBITDA, margins, expenses, lease-up, liquidity and capital resources positions and future requirements, (ii) the validity of its business model, (iii) the Company's ability to be free cash flow positive by 2003, and (iv) the continued healthy demand for the Company's tower space and services. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on April 2, 2001. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to statements regarding the continued healthy demand for the Company's tower space and services, these factors include, but are not limited to, (1) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular;
(2) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; and (3) the continued dependence on towers and outsourced site development services by the wireless communications industry. With respect to the Company's future financial performance, its ability to be free cash flow positive by 2003 and its expectation that the Company will have sufficient liquidity and capital resources to support its business plan through 2002, such factors include the three previously mentioned factors and other factors including, but not limited to, (1) the Company's ability to secure as many site leasing tenants as planned at anticipated lease rates; (2) the Company's ability to expand our site leasing business; (3) the Company's ability to complete construction of new towers that it is currently obligated to construct on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions; (4) the Company's ability to retain current lessees on newly acquired towers; (5) the Company's ability to realize economies of scale for acquired towers; (6) the Company's ability to secure and deliver anticipated services business at contemplated margins (7) the Company's ability to continue to comply with covenants and the terms of its senior secured facility, and (8) the amount of the first quarter charge. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

                   SUMMARY HISTORICAL FINANCIAL AND OTHER DATA
                 (In thousands except per share and tower data)

                                                     For the three months ended               For the year ended
                                                           December 31,                          December 31,
Operating Data:                                      2001              2000                  2001              2000
                                                     ----              ----                  ----              ----
Revenue:
    Site development revenue                        $   38,863        $   37,116            $  139,735        $  115,892
    Site leasing revenue                                30,287            16,463               103,159            52,014
Total revenues                                          69,150            53,579               242,894           167,906

Cost of revenues:
    Cost of site development revenue                    30,477            28,839               107,932            88,892
    Cost of site leasing revenue                        10,598             6,177                36,722            19,502
Total cost of revenues                                  41,075            35,016               144,654           108,394

Gross Profit                                            28,075            18,563                98,240            59,512

Developmental charge                                         -                 -                24,399                 -
Selling, general and administrative                      9,933             8,305                41,342            27,799
Depreciation and amortization                           26,945            10,552                80,465            34,831
Total operating expenses                                36,878            18,857               146,206            62,630

Operating loss                                          (8,803)             (294)              (47,966)           (3,118)

Other income (expense):
    Interest income                                        274             1,376                 7,059             6,252
    Interest expense                                   (12,973)             (184)              (47,709)           (4,878)
    Non-cash amortization of original issue
discount and debt issuance costs                        (7,860)           (5,991)              (29,730)          (26,006)


    Other                                                   66                36                   (76)               68
Total other expense                                    (20,493)           (4,763)              (70,456)          (24,564)
Loss before income taxes and extraordinary item        (29,296)           (5,058)             (118,422)          (27,682)
Provision for income taxes                                (414)             (321)               (1,654)           (1,233)
Net loss before extraordinary item                     (29,710)           (5,379)             (120,076)          (28,915)

Early extingushment of debt
                                                             -                 -                (5,069)                -

Net loss to common shareholders                     $  (29,710)       $   (5,379)           $ (125,145)       $  (28,915)

Basic and diluted loss per common                   $    (0.62)       $    (0.12)           $    (2.64)       $    (0.70)
share

Weighted average number of shares                       48,222            46,108                47,437            41,156

Other Data:

Earnings before interest, taxes, depreciation,
    amortization, non-cash compensation
    charges, and developmental charge               $   18,935        $   10,360            $   60,224        $   32,026
Annualized tower cash flow                          $   78,756        $   41,144

                                                    As of             As of
                                                 December 31,      December 31,
                                                     2001              2000
Balance Sheet Data:

Cash and cash equivalents                          $    13,904        $   14,980
Total assets                                       $ 1,429,011        $  948,818
Total debt                                         $   845,453        $  284,273
Common shareholders' equity                        $   450,644        $  538,160

                                                    Annualized                                   Tenants           Annual
                                                     Leasing                                    on Owned          Revenue /
Growth in Leasing:                                 Revenue /(1)/           Towers                Towers            Tower
September 30, 2001 reported                         $  110,352             3,464                 7,125        $   31,857
    From added towers /(2)/                              5,737               270                   378
    Organic /(3)/                                        6,212                                     244
    Terminations                                          (662)                                    (54)
December 31, 2001                                   $  121,639             3,734                 7,693        $   32,576

(1) Run-rate leasing revenues as of end of quarter; reported on an operational basis, some of which has not yet begun to be recorded as revenue for financial statement purposes; excludes lease-sublease revenues of approximately $5 million per year.
(2) Reflects revenues and tenants on acquired sites at time of acquisition as well as first tenants on new builds when contracted for upon completion date.
(3) Includes all other leasing revenue growth beyond that reflected from added towers, including first-time tenants and all increased revenues from existing tenants, such as rent escalators, amendments, microwave, generators, etc.